Exhibit 99.1

December 18, 2018

For Release:	Immediately
Refer to:

Mark Taylor; mark.taylor@lilly.com; (317) 276-5795 (Lilly Media)
Kevin Hern; hern_kevin_r@lilly.com; (317) 277-1838 (Lilly Investors)
Aljanae Reynolds; areynolds@aduro.com; (510) 809-2452 (Aduro Media)
Noopur Liffick; nliffick@aduro.com; (510) 809-2465 (Aduro Investors)

Lilly and Aduro Biotech Announce Research Collaboration and License Agreement to Develop Novel Immunotherapies

INDIANAPOLIS, IN, and BERKLEY, CA — Eli Lilly and Company (NYSE: LLY) and Aduro Biotech, Inc. (NASDAQ: ADRO) today announced a research collaboration and exclusive license agreement for Aduro’s cGAS-STING Pathway Inhibitor program for the research and development of novel immunotherapies for autoimmune and other inflammatory diseases.

Aduro’s cGAS-STING Pathway Inhibitor program aims to discover and develop inhibitors of the intracellular stimulator of interferon genes (STING) pathway, which can modulate the immune response associated with various autoimmune diseases. As part of the agreement, Lilly will gain access to novel molecules from Aduro that are designed to inhibit the cGAS-STING pathway. The companies will collaborate to advance these molecules, as well as others from Lilly, into clinical development.

Under the terms of the agreement, Aduro will receive an upfront payment of $12 million and will be eligible for development and commercial milestones up to approximately $620 million per product, as well as royalty payments in the single to low-double digits should Lilly successfully commercialize a therapy from the collaboration. Aduro will receive research funding during the research term and has the option to co-fund the clinical development of each product in exchange for an increase in royalty payments. Lilly will be responsible for all costs of global commercialization.

“At Lilly, we continue to explore new areas of science and are committed to developing novel immunology treatments,” said Ajay Nirula, M.D., Ph.D., vice president of immunology research at Lilly. “We are pleased to collaborate with Aduro, and hope to utilize their expertise with the cGAS-STING pathway to identify promising pathway inhibitors that could one day become breakthrough medicines.”

“As we continue to strengthen our leadership in the STING pathway at Aduro, we are thrilled to collaborate with Lilly to identify and develop novel cGAS-STING pathway inhibitors,” said Stephen T. Isaacs, chairman, president and chief executive officer of Aduro. “This partnership represents an exceptional opportunity to leverage Lilly’s expertise in immunology while expanding the potential for our technology into therapeutic approaches for autoimmune and other inflammatory diseases.”

This transaction will be reflected in Lilly’s reported results and financial guidance according to Generally Accepted Accounting Principles (GAAP). There will be no change to Lilly’s 2018 non-GAAP earnings per share guidance as a result of this transaction.

About Aduro’s cGAS-STING Pathway Inhibitor Program

Aduro’s cGAS-STING Pathway Inhibitor program is based on the inhibition of the intracellular stimulator of interferon genes (STING) pathway that leads to a reduction in the immune response associated with certain autoimmune diseases. Activation of the STING pathway is believed to play a role in the development of an immune response through the induction of proinflammatory cytokines known as type I interferons. Upon inhibition of the STING pathway, the expression of type I interferons is reduced, resulting in a diminution of cytokines and other factors responsible for the activation of the type I interferon-mediated immune response observed in autoimmune disease.

About Aduro

Aduro Biotech, Inc. is an immunotherapy company focused on the discovery, development and commercialization of therapies that are intended to transform the treatment of challenging diseases. Aduro’s technologies, which are designed to harness the body’s natural immune system, are being investigated in cancer indications, autoimmune diseases and have the potential to expand into infectious diseases. Aduro’s STING pathway activator technology is designed to activate the STING receptor in immune cells, which may result in a potent tumor-specific immune response. ADU-S100 (MIW815) is the first STING pathway activator compound to enter the clinic and is currently being evaluated in a Phase 1 clinical trial as a single agent and in combination with ipilimumab and in a Phase 1b combination trial with spartalizumab (PDR001), an investigational anti-PD-1 monoclonal antibody. Aduro’s B-select monoclonal antibody technology, including BION-1301, an anti-APRIL antibody, is comprised of a number of immune modulating assets in research and development. Aduro is collaborating with leading global pharmaceutical companies to expand its products and technologies. For more information, please visit www.aduro.com.

About Eli Lilly and Company

Lilly is a global healthcare leader that unites caring with discovery to create medicines that make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com and http://newsroom.lilly.com/social-channels. C-LLY

Aduro Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, the potential for our technology, including, without limitation the potential for our cGAS-STING Pathway Inhibitor program for the treatment of autoimmune and other inflammatory diseases, the potential benefits from this collaboration agreement, the receipt of any potential development or commercial milestones or royalties and our ability to advance our drug development programs on our own or with our collaborators. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates. We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended September 30, 2018, filed with the Securities and Exchange Commission. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Lilly Forward-Looking Statement

This press release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) about the benefits of a collaboration between Lilly and Aduro, and reflects Lilly’s current beliefs. However, as with any such undertaking, there are substantial risks and uncertainties in the process of drug development and commercialization. Among other things, there can be no guarantee that Lilly will realize the expected benefits of the collaboration, or that the collaboration will yield commercially successful products. For a further discussion of these and other risks and uncertainties that could cause actual results to differ from Lilly’s expectations, please see Lilly’s most recent Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission. Lilly undertakes no duty to update forward-looking statements.

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